Exhibit 99.1

LightPath Technologies Reports Fiscal 2018 Third Quarter Financial Results

Diversification of Product Groups and End Markets Deliver
Bookings Growth of 50% from Prior Year

ORLANDO, FL – May 14, 2018 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2018 third quarter ended March 31, 2018.

Fiscal 2018 Third Quarter Highlights:

●
Revenue for the third quarter of fiscal 2018 was approximately $8.5 million, even as compared to the third quarter of fiscal 2017, and increased by 2% from approximately $8.4 million in the second quarter of fiscal 2018.
●
Bookings in the third quarter of fiscal 2018 increased by 50% to $9.2 million from $6.1 million in the prior year period.
●
Net income for the third quarter of fiscal 2018 was approximately $1.2 million, as compared to approximately $101,000 for the third quarter of fiscal 2017 and approximately $423,000 in the second quarter of fiscal 2018.
●
EBITDA* for the third quarter of fiscal 2018 was approximately $1.6 million, as compared to approximately $1.3 million in the third quarter of fiscal 2017 and approximately $1.2 million in the second quarter of fiscal 2018.
●
12-month backlog was approximately $12.9 million at March 31, 2018, representing an increase of 5% compared to $12.3 million at December 31, 2017, and representing an increase of 38% compared to $9.3 million at June 30, 2017.
●
LightPath made significant investments of approximately $2.5 million in the first three quarters of fiscal 2018 in global growth initiatives and product development, including enhanced capacity for infrared products.
●
LightPath refinanced its debt, including fully satisfying the promissory note issued to the sellers of ISP Optics Corporation (“ISP”) and reducing its total debt by $3.6 million during the third quarter of fiscal 2018.
●
Cash balance at March 31, 2018 was approximately $6.4 million.

*This press release includes references to earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, and gross margin, all of which are non-GAAP financial measures. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that certain non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. A reconciliation of GAAP to non-GAAP results is provided in this press release in the accompanying tables. A more complete explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Management Comments

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, “Our third quarter fiscal 2018 results demonstrate the success achieved in our efforts to diversify our business and the areas where we can expect to deliver meaningful growth going forward. As expected, in the third quarter of fiscal 2018, revenues generated by our infrared products surpassed revenue generated by our precision molded optics (“PMO”) products. We targeted the infrared market in order to further diversify our revenue streams in a larger and faster growing market. Our total revenues increased, as compared to the second quarter of fiscal 2018, but remained flat as compared to the third quarter of fiscal 2017 due to softness in the telecommunications sector.”

“Overall bookings increased to $9.2 million in the third quarter of fiscal 2018, compared to $6.1 million in the prior year period, an increase of 50%. Bookings represent new orders added to our backlog. Strength in the industrial market is leading the way for our key vertical end markets. In the third quarter of fiscal 2018, approximately $4.0 million of bookings represented orders from the industrial market, followed by over $1.3 million in orders from the defense market. It appears that the telecommunications sector may be rebounding based on our bookings, with orders from this market beginning to increase as compared to prior quarters. The industrial and medical sectors showed significant growth in bookings from the second quarter of fiscal 2018 to the third quarter of fiscal 2018. Excluding a one-year supply agreement for $5 million with a single customer, which was booked in the second quarter of fiscal 2018, total bookings in the third quarter of fiscal 2018 would have increased by 30%, compared to $7.1 million in the second quarter of fiscal 2018. As a result of our strong bookings performance in the third quarter of fiscal 2018, our 12-month backlog was approximately $12.9 million at March 31, 2018, an improvement from $12.3 million at the end of the second quarter and $9.3 million at the beginning of fiscal year 2018.”

“While continuing to focus on top line growth initiatives, we are also managing our profitability and cash flow measures. From 2014 through 2016, we successfully increased gross margins for our PMO products, which remain in excess of 50% today, while expanding PMO production capacity and volumes. Now, we are focusing on our infrared products, including increasing our gross margins, which have ranged from 30% to 40% since the acquisition of ISP, as well as expanding production capacity. To this end, we are making the necessary investments at our manufacturing facilities in Zhenjiang, China, Riga, Latvia and Orlando, Florida to lower the cost of producing our infrared products, which will also give us redundancies to prevent capacity constraint issues as the infrared business continues to grow. For example, we recently leased an additional 12,000 square feet of space in Orlando, which will allow us to expand our staff and engineering needs.”

“During the first three quarters of fiscal 2018, we invested $2.5 million in capital expenditures to increase our global production capacity by approximately 60%, depending on product mix. At the same time, our cash balance remained strong. In the third quarter of fiscal 2018 we reduced our debt, which will further enhance future cash flow due to the reduction in interest service. Total debt was reduced by $3.6 million, or 34%, during the third quarter of fiscal 2018, including the elimination of a portion of the financing incurred in connection with the ISP acquisition in exchange for shares of our common stock and cash. We expect net interest expense in the fourth quarter of fiscal 2018 to be approximately $126,000, compared to an average of approximately $200,000 in interest in each of the first two quarters of fiscal 2018.”

“Following the second quarter of fiscal 2018, during which we bolstered our global presence from a product development and capacity standpoint, we ended the third quarter of fiscal 2018 with a strengthened financial position and a highly diversified and growing group of product lines and end markets to drive increased profitability and cash flow.”

Financial Results for the Three Months Ended March 31, 2018, Compared to the Three Months Ended March 31, 2017

Revenue for the third quarters of fiscal 2018 and fiscal 2017 was approximately $8.5 million. Revenues generated by the Company’s infrared products, primarily attributable to ISP, was approximately $4.2 million in the third quarter of fiscal 2018, an increase of approximately $383,000, or 10%, compared to approximately $3.8 million in the third quarter of fiscal 2017. Additionally, for the third quarter in a row, revenues from the Company’s infrared products surpassed revenues generated by the Company’s PMO products. Industrial applications, firefighting cameras and other public safety applications are the primary drivers of the increased demand for infrared products.

Total revenues generated by the Company’s PMO products was approximately $3.6 million for the third quarter of fiscal 2018, as compared to $4.0 million in the third quarter of fiscal 2017. Revenues from sales of low volume PMO (“LVPMO”) products increased by approximately $231,000, or 13%, in the third quarter of fiscal 2018, as compared to the prior year period, primarily attributable to higher sales to customers in the medical industry. These increases were offset by an approximately $612,000, or 29%, decrease in sales from high volume PMO (“HVPMO”) lenses during the third quarter of fiscal 2018 as compared to the prior year period, primarily attributable to continued soft demand from the telecommunications industry. Revenue generated by the Company’s specialty products was approximately $628,000 in the third quarter of fiscal 2018, an increase of approximately $112,000, or 22%, compared to $516,000 in the third quarter of fiscal 2017. This growth was led by demand from the defense industry, automotive industry, and for collimators used in a variety of end markets, including light distance and ranging (“LIDAR”) sensing and auto safety. This is a relatively new focus area for LightPath, given that it expects these projects to deliver a future stream of larger production quantities.

Gross margin in the third quarter of fiscal 2018 was approximately $3.3 million, a decrease of 22%, as compared to approximately $4.2 million in the same quarter of the prior fiscal year. Gross margin as a percentage of revenue was 39% for the third quarter of fiscal 2018, compared to 50% for the third quarter of fiscal 2017. The change in gross margin as a percentage of revenue is attributable to several factors, including: (i) a shift in the sales mix within infrared products, with a higher percentage of sales derived from contract sales and a smaller percentage of sales derived from custom products, (ii) fewer sales of higher margin high volume PMO products to the telecommunications industry, and (iii) an unfavorable shift in foreign currency exchange rates at the Company’s offshore manufacturing locations, while approximately 90% of sales are transacted in United States (“U.S.”) dollars. In addition to these factors, the cost of Germanium, a key component in many of the Company’s infrared lenses, has increased by 28% over the last 12 months. While this cost increase has been accounted for in the pricing of the Company’s custom products, it has raised the costs of the Company’s products sold under a long-term contract. Of the eleven percentage point gross margin change quarter-over-quarter, five percentage points are attributable to currency fluctuations and the Germanium material cost increase. Total cost of sales was approximately $5.2 million for the third quarter of fiscal 2018, an increase of approximately $944,000, compared to $4.3 million for the same period of the prior fiscal year.

During the third quarter of fiscal 2018, total operating costs and expenses were approximately $3.1 million, an increase of approximately $133,000, compared to the same period of the prior fiscal year. New product development costs also increased slightly, by approximately $76,000. The Company expects future selling, general and administrative expenses (“SG&A”) and new product development costs to remain at similar levels during the remainder of fiscal 2018, which includes reductions in certain areas and increased spending in growth and profitability initiatives. Total operating costs and expenses also include the amortization of intangibles related to the acquisition of ISP.

In the third quarter of fiscal 2018, LightPath recognized net interest income of approximately $343,000, primarily due to the satisfaction, in full, of the promissory note issued to the sellers of ISP in the original aggregate principal amount of $6 million (the “Sellers Note”), and the reversal of the related fair value adjustment liability, which resulted in a gain of approximately $467,000. Excluding the impact of this gain, interest expense was approximately $124,000 in the third quarter of fiscal 2018, compared to approximately $193,000 in the third quarter of fiscal 2017. This decrease is primarily due to the full satisfaction of the Sellers Note during the third quarter of fiscal 2018. The Company expects future interest expense to remain at similar levels during the remainder of fiscal 2018, excluding the gain associated with the satisfaction of the Sellers Note.

During the third quarter of fiscal 2018, the Company recorded an income tax benefit of approximately $183,000, compared to income tax expense of approximately $266,000 for the third quarter of fiscal 2017. The decrease in tax expenses and the effective income tax rate were primarily attributable to the mix of taxable income and losses generated in the Company’s various tax jurisdictions. We have net operating loss (“NOL”) carry forward benefits of approximately $84 million against net income as reported on a consolidated basis in the U.S. The NOL does not apply to taxable income from foreign subsidiaries. Income taxes are attributable to the Company’s Chinese subsidiaries and to ISP’s wholly-owned subsidiary, ISP Optics Latvia, SIA (“ISP Latvia”), a limited liability company founded under the Laws of the Republic of Latvia. During the second quarter of fiscal 2018, the statutory tax rate applicable to one of the Company’s Chinese subsidiaries, LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. (“LPOIZ”) decreased from 25% to 15% in accordance with an incentive program for technology companies in China. Effective January 1, 2018, the Republic of Latvia enacted tax reform, which resulted in the recognition of a tax benefit of approximately $206,000, due to the reduction of the previously recorded net deferred tax liability to zero during the three months ended March 31, 2018.

In December 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “2017 Act”), which changes existing U.S. tax law and includes various provisions that are expected to affect companies. Among other things, the 2017 Act (i) changes U.S. corporate tax rates, (ii) generally reduces a company’s ability to utilize accumulated net operating losses, and (iii) requires the calculation of a one-time transition tax on certain foreign earnings and profits (“E&P”) that had not been previously repatriated. In addition, the 2017 Act impacts a company’s estimates of its deferred tax assets and liabilities. Pursuant to U.S. GAAP, changes in tax rates and tax laws are accounted for in the period of enactment, and the resulting effects are recorded as discrete components of the income tax provision related to continuing operations in the same period. LightPath continues to evaluate the impact of the 2017 Act on its financial statements. Based on initial assessments to date, LightPath expects the one-time transition tax on certain foreign E&P to have minimal impact because the Company anticipates that it will be able to utilize existing net operating losses to substantially offset any taxes payable on foreign E&P. Additionally, the Company expects significant adjustments to its gross deferred tax assets and liabilities; however, the Company also expects to record a corresponding offset to its estimated full valuation allowance against its net deferred tax assets, which should result in minimal net effect to the provision for income taxes.

Net income was approximately $1.2 million, or $0.05 basic and $0.04 diluted earnings per share, for the third quarter of fiscal 2018, compared to net income of approximately $101,000, or $0.00 basic and diluted earnings per share for the third quarter of fiscal 2017. The increase in net income is primarily due to (i) the aforementioned changes in other income, which were all favorable, (ii) the absence of $748,000 in expenses associated with the change in fair value of the June 2012 warrant liability, which did not impact the third quarter of 2018 because the June 2012 warrants expired in December 2017, and (iii) the aforementioned income tax benefit.

Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the June 2012 warrant liability, was approximately $1.2 million in the third quarter of fiscal 2018, as compared to $849,000 in the same period of fiscal 2017.

LightPath recognized foreign currency exchange gains in the third quarter of fiscal 2018 due to changes in the value of the Chinese Yuan and Euro in the amount of approximately $446,000, which had a $0.02 impact on basic and diluted earnings per share, compared to a gain of $18,000, which had a $0.00 impact on basic and diluted earnings per share, in the same period of the prior fiscal year.

Weighted-average basic and diluted common shares outstanding increased to 25,546,512 and 27,281,010, respectively, in the third quarter of fiscal 2018 from 23,818,136 and 25,628,703, respectively, in the third quarter of fiscal 2017. The increase was primarily due to the 967,208 shares of Class A common stock issued in connection with the satisfaction of the Sellers Note, shares of Class A common stock issued under the 2014 Employee Stock Purchase Plan, and shares of Class A common stock issued as a result of the exercises of stock options and warrants.

EBITDA for the third quarter of fiscal 2018 was approximately $1.6 million, compared to approximately $1.3 million in the third quarter of fiscal 2017. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the June 2012 warrant liability, was approximately $1.6 million in the third quarter of fiscal 2018, a decrease of 23%, as compared with approximately $2.0 million for the same period of the prior fiscal year. The difference in adjusted EBITDA between the periods was principally caused by lower gross margin and higher SG&A expenses resulting from the addition of ISP’s SG&A costs, offset by foreign currency gains.

Financial Results for the Nine Months Ended March 31, 2018, Compared to the Nine Months Ended March 31, 2017

Revenue for the first nine months of fiscal 2018 was approximately $24.4 million, an increase of approximately $5.1 million, or 26%, as compared to the same period of the prior fiscal year. The first nine months of fiscal 2017 included the financial results of ISP for approximately one full quarter. The increase from the first nine months of the prior fiscal year is attributable to an approximately $6.9 million increase, or 131%, in revenues generated by infrared products, primarily attributable to ISP, partially offset by: (i) an approximately $366,000 decrease, or 6%, in sales of LVPMO lenses, primarily attributed to the telecommunications and data communications industries and (ii) an approximately $1.4 million, decrease, or 24%, in sales of HVPMO lenses, primarily attributed to applications for certain industrial tools and lower sales to customers in the telecommunications industry.

Gross margin in the first nine months of fiscal 2018 was approximately $10.1 million, a decrease of 3%, as compared to approximately $10.4 million in the same period of the prior fiscal year. Gross margin as a percentage of revenue was 41% for the first nine months of fiscal 2018, compared to 53% for the first nine months of fiscal 2017. The change in gross margin as a percentage of revenue is primarily attributable to the inclusion of revenues generated by ISP, and the associated cost of sales, which were not included until the end of the second quarter of fiscal 2017. Gross margin as a percentage of revenue with respect to ISP’s products historically has been lower than the Company’s existing products. In addition, the Company offered a pricing discount in connection with a large contract in exchange for increased volume production orders from the customer, which impacted its gross margin by approximately 4% of revenue during the first nine months of fiscal 2018. Gross margins for the first nine months of fiscal 2018 also were unfavorably impacted by foreign currency fluctuations, and the rising cost of Germanium, which is used in the production of the Company’s infrared lenses. Total cost of sales was approximately $14.3 million for the first nine months of fiscal 2018, an increase of approximately $5.3 million, as compared to the same period of the prior fiscal year. The increase in total cost of sales is primarily due to the increase in volume of sales, particularly as a result of sales attributable to ISP.

During the first nine months of fiscal 2018, total operating costs and expenses were approximately $9.2 million, an increase of approximately $1.9 million, compared to the same period of the prior fiscal year. The increase was primarily attributable to the addition of ISP’s SG&A and other costs, which were not included until the end of the second quarter of fiscal 2017. The increase in total operating costs and expenses was primarily due to: (i) an approximately $942,000 increase in wages, (ii) an approximately $683,000 increase in amortization of intangibles, (iii) an approximately $240,000 increase in IT services and consulting, (iv) an approximately $376,000 increase in travel and other expenses, and (v) an approximately $280,000 increase in professional fees, all of which was offset by the absence of approximately $653,000 in expenses related to the acquisition of ISP incurred during the first nine months of fiscal 2017. The Company expects future SG&A costs to remain at similar levels during the remainder of fiscal 2018.

During the first nine months of fiscal 2018, the Company recognized net interest expense of approximately $52,000, primarily due to the satisfaction of the Sellers Note, in full, and the reversal of the fair value adjustment liability, which resulted in a gain of approximately $467,000 during the third quarter of fiscal 2018. Excluding the impact of this gain, interest expense was approximately $519,000 for the first nine months of fiscal 2018, compared to approximately $206,000 in the first nine months of fiscal 2017. The increase is due to the inclusion of the acquisition term loan and the Sellers Note, which was only included for approximately three months of the first nine months of fiscal 2017. The Sellers Note was fully satisfied in January 2018, which decreased interest expense beginning in the third quarter of fiscal 2018.

In the first nine months of fiscal 2018, the Company recognized non-cash income of approximately $195,000 related to the change in the fair value of warrant liability in connection with the June 2012 warrants, compared to approximately $458,000 in the same period of the prior fiscal year.

During the first nine months of fiscal 2018, the Company recorded an income tax benefit of approximately $319,000, compared to income tax expense of approximately $772,000 for the first nine months of fiscal 2017. The decrease in our tax expenses and effective income tax rate were primarily attributable to the mix of taxable income and losses generated in our various tax jurisdictions. During the second quarter of fiscal 2017, the statutory tax rate applicable to LPOIZ decreased from 25% to 15% in accordance with an incentive program for technology companies in China. The lower rate applies to LPOIZ’s 2017 tax year, beginning January 1, 2017. Accordingly, we recorded a tax benefit during the second quarter of fiscal 2018 related to this retroactive rate change. Through December 31, 2017, ISP Latvia was subject to a statutory income tax rate of 15%. Effective January 1, 2018, the Republic of Latvia enacted tax reform, which resulted in the recognition of a tax benefit of $206,000 during the nine months ended March 31, 2018, due to the reduction of the previously recorded net deferred tax liability to zero.

Net income was approximately $1.9 million, or $0.08 and $0.07 basic and diluted earnings per share, respectively, during the first nine months of fiscal 2018, compared to net income of approximately $1.3 million or $0.07 per basic and diluted earnings per share for the first nine months of fiscal 2017. The increase in net income is primarily due to the aforementioned changes in other income, which had a favorable impact, as well as the aforementioned income tax benefit. Net income for the first nine months of fiscal 2018 was also affected by increases in the following: (i) amortization of intangibles, (ii) SG&A expenses, (iii) interest expense, and (iv) new product development costs, as compared to the prior year period. All of the amortization of intangibles and a portion of the increase in SG&A expenses during the first nine months of fiscal 2018 were related to the Acquisition of ISP. Due to the timing of the ISP acquisition, the results of ISP were not included until late in the second quarter of fiscal 2017.

Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the June 2012 warrant liability, was approximately $2.1 million during the first three quarters of fiscal 2018, as compared to $1.8 million in the same period of fiscal 2017.

LightPath recognized foreign currency exchange gains during the first three quarters of fiscal 2018 due to changes in the value of the Chinese Yuan and Euro in the amount of approximately $854,000, which had a $0.03 impact on basic and diluted earnings per share, compared to a loss of $254,000, which had a $0.01 impact on basic and diluted earnings per share, in the same period of the prior fiscal year.

Weighted-average basic and diluted common shares outstanding increased to 24,763,458 and 26,618,956, respectively, in the first three quarters of fiscal 2018 from 18,621,072 and 20,145,976, respectively, in the first three quarters of fiscal 2017. The increase was primarily due to 9 million shares of Class A common stock issued in connection with the acquisition of ISP, including the satisfaction of the Sellers Note and, to a lesser extent, shares of Class A common stock issued under the 2014 Employee Stock Purchase Plan and shares of Class A common stock issued as a result of the exercises of stock options and warrants.

EBITDA for the first three quarters of fiscal 2018 was approximately $4.1 million, compared to approximately $3.6 million in the first three quarters of fiscal 2017. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the June 2012 warrant liability, was approximately $4.3 million in the first three quarters of fiscal 2018, an increase of 7%, as compared with approximately $4.0 million for the same period of the prior fiscal year. The difference in adjusted EBITDA was principally caused by lower gross margin and higher SG&A costs, due to the addition of ISP’s SG&A costs, offset by foreign currency gains.

Cash and cash equivalents totaled approximately $6.4 million as of March 31, 2018 and approximately $8.1 million as of June 30, 2017. Cash flow provided by operations was approximately $2.7 million for the first three quarters of fiscal 2018, compared with $2.9 million in the same period of the prior fiscal year. During the first three quarters of fiscal 2018, the Company expended approximately $2.5 million for capital equipment, as compared to $1.4 million in the same period of the prior fiscal year.

The current ratio as of March 31, 2018 and June 30, 2017 was 3.7 to 1 and 3.4 to 1, respectively. Total stockholders’ equity as of March 31, 2018 was approximately $36.1 million, a 21% increase, compared to approximately $29.7 million as of June 30, 2017. The increase is largely due to the issuance of Class A common stock equal to approximately $2.2 million issued in conjunction with the satisfaction of the Sellers Note, and net income of $1.9 million for the first three quarters of fiscal 2018.

As of March 31, 2018, LightPath’s 12-month backlog increased by 38% to $12.9 million, as compared to $9.3 million as of June 30, 2017, which reflects strong booking for most of the Company’s product lines and the booking of a large infrared annual contract during the second quarter, which the Company began shipping against in the third quarter of fiscal 2018.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, adjusted EBITDA, adjusted net income, and gross margin, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, the Company calculates adjusted EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, amortization, and the change in the fair value of the warrants issued in connection with the private placement in June 2012, which expired in December 2017.

The fair value of the warrants issued in connection with the private placement in 2012 is re-measured each reporting period until the warrants are exercised or expire. Each reporting period, the change in the fair value of these warrants is either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants has a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and is not impacted by actual operations during such period. Management believes that by excluding the change in the fair value of these warrants enhances the ability of investors to analyze and better understand the underlying business operations and performance.

The Company calculates adjusted net income by adjusting net income to exclude the change in the fair value of the warrants issued in connection with the private placement in June 2012.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Monday, May 14 at 4:30 p.m. ET to discuss its financial and operational performance for the third quarter, ended March 31, 2018.

Date: Monday, May 14, 2018
Time: 4:30 PM (ET)
Dial-in Number: 1-877-407-9210
International Dial-in Number: 1-201-689-8049
Webcast: http://www.investorcalendar.com/event/28905

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through May 28, 2018. To listen to the replay, dial 1-877-481-4010 (domestic) or 1-919-882-2331 (international), and enter conference ID #28905.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in New York, Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Dorothy Cipolla, CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x305	Tel: 512-551-9296
jgaynor@lightpath.com	dcipolla@lightpath.com	jdarrow@darrowir.com
Web: www.lightpath.com	Web: www.lightpath.com	Web:www.darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets
(unaudited)

	March 31,	June 30,
Assets	2018	2017
Current assets:
Cash and cash equivalents	$6,388,164	$8,085,015
Trade accounts receivable, net of allowance of $19,358 and $7,356	5,672,071	5,890,113
Inventories, net	6,409,118	5,074,576
Other receivables	59,375	29,202
Prepaid expenses and other assets	1,043,603	641,469
Total current assets	19,572,331	19,720,375

Property and equipment, net	12,322,111	10,324,558
Intangible assets, net	9,387,240	10,375,053
Goodwill	5,854,905	5,854,905
Deferred tax assets	285,000	285,000
Other assets	137,084	112,323
Total assets	$47,558,671	$46,672,214
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,039,090	$1,536,121
Accrued liabilities	514,479	966,929
Accrued payroll and benefits	1,113,840	1,896,530
Loans payable, current portion	1,458,800	1,111,500
Capital lease obligation, current portion	219,688	239,332
Total current liabilities	5,345,897	5,750,412

Capital lease obligation, less current portion	271,175	142,101
Deferred rent	400,605	458,839
Deferred tax liabilities	-	182,349
Warrant liability	-	490,500
Loans payable, less current portion	5,479,565	9,926,844
Total liabilities	11,497,242	16,951,045

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 25,730,544 and 24,215,733
shares issued and outstanding	257,305	242,157
Additional paid-in capital	229,749,154	225,492,252
Accumulated other comprehensive income	496,282	295,396
Accumulated deficit	(194,441,312)	(196,308,636)
Total stockholders’ equity	36,061,429	29,721,169
Total liabilities and stockholders’ equity	$47,558,671	$46,672,214

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Comprehensive Income
(unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2018	2017	2018	2017
Revenue, net	$8,503,628	$8,490,042	$24,437,094	$19,360,109
Cost of sales	5,211,602	4,267,318	14,344,015	9,007,180
Gross margin	3,292,026	4,222,724	10,093,079	10,352,929
Operating expenses:
Selling, general and administrative	2,362,578	2,329,762	7,054,996	6,190,705
New product development	384,380	308,394	1,178,849	853,939
Amortization of intangibles	329,270	304,809	987,812	304,809
Loss on disposal of property and equipment	—	—	3,315	—
Total costs and expenses	3,076,228	2,942,965	9,224,972	7,349,453
Operating income	215,798	1,279,759	868,107	3,003,476
Other income (expense):
Interest expense	(118,890)	(154,639)	(434,671)	(167,832)
Interest expense -debt costs	461,686	(38,338)	382,459	(38,338)
Change in fair value of warrant liability	-	(748,169)	(194,632)	(457,784)
Other income (expense), net	484,531	27,985	927,383	(228,935)
Total other income (expense), net	827,327	(913,161)	680,539	(892,889)
Net income before income taxes	1,043,125	366,598	1,548,646	2,110,587
Provision for income taxes	(183,154)	265,774	(318,678)	771,600
Net income	$1,226,279	$100,824	$1,867,324	$1,338,987
Foreign currency translation adjustment	77,477	38,636	200,886	113,818
Comprehensive income	$1,303,756	$139,460	$2,068,210	$1,452,805

Earnngs per common share (basic)	$0.05	$0.00	$0.08	$0.07
Number of shares used in per share calculation (basic)	25,546,512	23,818,136	24,763,458	18,621,072
Earnings per common share (diluted)	$0.04	$0.00	$0.07	$0.07
Number of shares used in per share calculation (diluted)	27,281,010	25,628,703	26,618,956	20,145,976

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
Nine months ended March 31, 2018
(unaudited)
				Accumulated
	Class A Common		Additional	Other		Total
	Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2017	24,215,733	$242,157	$225,492,252	$295,396	$(196,308,636)	$29,721,169
Issuance of common stock for:
Exercise of warrants	433,810	4,338	529,980	—	—	534,318
Employee Stock Purchase Plan	19,980	200	48,391	—	—	48,591
Exercise of stock options	93,813	938	193,212	—	—	194,150
Settlement of Sellers Note	967,208	9,672	2,237,392			2,247,064
Reclassification of warrant liability upon exercise	—	—	685,132	—	—	685,132
Stock-based compensation on stock options	—	—	562,795	—	—	562,795
Foreign currency translation adjustment	—	—	—	200,886	—	200,886
Net income	—	—	—	—	1,867,324	1,867,324
Balances at March 31, 2018	25,730,544	$257,305	$229,749,154	$496,282	$(194,441,312)	$36,061,429

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(unaudited)
	Nine months ended
	March 31,
	2017	2016
Cash flows from operating activities
Net income	$1,867,324	$1,338,987
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,492,003	1,240,232
Interest from amortization of debt costs	13,704	3,861
Loss on disposal of property and equipment	3,315	—
Stock-based compensation	279,397	319,182
Bad debt expense	(11,868)	(29,551)
Change in fair value of warrant liability	194,632	457,784
Change in fair value of Sellers Note	(396,163)	34,476
Deferred rent amortization	(58,234)	(66,710)
Inventory write-offs to reserve	134,052	47,895
Deferred tax expense	(205,884)	(40,000)
Changes in operating assets and liabilities:
Trade accounts receivables	312,026	(1,032,243)
Other receivables	(29,018)	142,919
Inventories	(1,013,201)	(253,179)
Prepaid expenses and other assets	(409,137)	171,753
Accounts payable and accrued liabilities	(500,237)	595,624
Net cash provided by operating activities	2,672,711	2,931,030

Cash flows from investing activities
Purchase of property and equipment	(2,481,715)	(1,412,738)
Acquisiton of ISP Optics, net of cash acquired	—	(11,777,336)
Net cash used in investing activities	(2,481,715)	(13,190,074)

Cash flows from financing activities
Proceeds from exercise of stock options	194,150	—
Proceeds from sale of common stock from employee stock purchase plan	48,591	19,632
Loan costs	(60,453)	(72,224)
Borrowings on loan payable	2,942,583	5,000,000
Proceeds from issuance of common stock under public equity placement	—	8,730,209
Proceeds from exercise of warrants, net of costs	534,318	584,679
Net payments on loan payable	(4,351,836)	—
Payments on capital lease obligations	(196,790)	(141,874)
Net cash (used in) provided by financing activities	(889,437)	14,120,422
Effect of exchange rate on cash and cash equivalents	(998,410)	62,119
Change in cash and cash equivalents	(1,696,851)	3,923,497
Cash and cash equivalents, beginning of period	8,085,015	2,908,024
Cash and cash equivalents, end of period	$6,388,164	$6,831,521

Supplemental disclosure of cash flow information:
Interest paid in cash	$417,550	$91,525
Income taxes paid	$562,491	$344,820
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	$306,220	$230,000
Reclassification of warrant liability upon exercise	$685,132	$509,771
Derecognition of liability associated with stock option grants	$283,399	$352,765
Sellers Note issued to acquire ISP Optics, at fair value	—	$6,327,208
Conversion of Sellers Note to common stock	$2,247,064	—

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(Unaudited)		(Unaudited)
	Quarter Ended:		Nine Months Ended:
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Net income	$1,226,279	$100,824	$1,867,324	$1,338,987
Change in fair value of warrant liability	—	748,169	194,632	457,784
Adjusted net income	$1,226,279	$848,993	$2,061,956	$1,796,771
% of revenue	14%	10%	8%	9%

	(Unaudited)		(Unaudited)
	Quarter Ended:		Nine Months Ended:
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Net income	$1,226,279	$100,824	$1,867,324	$1,338,987
Depreciation and amortization	866,329	721,636	2,492,003	1,240,232
Provision fo rincome taxes	(183,154)	265,774	(318,678)	771,600
Interest expense	(342,796)	192,977	52,212	206,170
EBITDA	$1,566,658	$1,281,211	$4,092,861	$3,556,989
Change in fair value of warrant liability	—	748,169	194,632	457,784
Adjusted EBITDA	$1,566,658	$2,029,380	$4,287,493	$4,014,773
% of revenue	18%	24%	18%	21%